                                                                    EXHIBIT 11.1
                                                                    ------------
          STATEMENT RE:  COMPUTATION OF NET INCOME PER ORDINARY SHARE
                    (in thousands, except per share amounts)
                     --------------------------------------

                                           Three Months Ended     Nine Months Ended
                                              September 30,         September 30,
                                           1995          1996      1995        1996
                                          ------        ------    ------      ------
PRIMARY

Computation of ordinary and ordinary
 equivalent shares outstanding:

Weighted average shares outstanding        7,835         8,764     7,045       8,691

Dilutive equivalent shares issuable
 upon exercise of options                  1,065         1,129       948       1,080

Equivalent shares attributable to
 redeemable convertible preferred shares      --            --       355          --

Incremental shares per applicable Staff
 Accounting Bulletins                         37            37        37          37
                                          ------        ------    ------      ------
Total weighted average ordinary and
 ordinary equivalent shares outstanding    8,937         9,930     8,385       9,808
                                          ======        ======    ======      ======
Net income                                $1,618        $3,389    $3,037      $7,324
                                          ======        ======    ======      ======
Net income per ordinary share (1)         $ 0.18        $ 0.34    $ 0.36      $ 0.74
                                          ======        ======    ======      ======
FULLY DILUTED

Computation of ordinary and ordinary
 equivalent shares outstanding:

Weighted average shares outstanding        7,835         8,764     7,045       8,691

Dilutive equivalent shares issuable
 upon exercise of options                  1,077         1,138       996       1,162

Equivalent shares attributable to
 redeemable convertible preferred shares      --            --       355          --

Incremental shares per applicable Staff
 Accounting Bulletins                         37            37        37          37
                                          ------        ------    ------      ------
Total weighted average ordinary and
 ordinary equivalent shares outstanding    8,949         9,939     8,433       9,890
                                          ======        ======    ======      ======
Net income                                $1,618        $3,389    $3,037      $7,324
                                          ======        ======    ======      ======
Net income per ordinary share (1)         $ 0.18        $ 0.34    $ 0.36      $ 0.74
                                          ======        ======    ======      ======

(1) Each Ordinary Share is represented by two American Depositary Shares ("ADSs"), which are the securities that are publicly traded. Net income per Ordinary Share is therefore, within rounding, two times net income per equivalent ADS.